EXHIBIT 11

                        HASBRO, INC. AND SUBSIDIARIES
                  Computation of Earnings Per Common Share
              Quarters Ended March 29, 1998 and March 30, 1997

           (Thousands of Dollars and Shares Except Per Share Data)





                                            1998                 1997
                                      -----------------    -----------------
                                       Basic    Diluted     Basic    Diluted
                                      -------   -------    -------   -------

Net earnings                         $  7,793     7,793     25,694    25,694
Interest and amortization on 6%
 convertible notes, net of taxes            -         -          -     1,437
                                      -------   -------    -------   -------
    Net earnings applicable to
     common shares                   $  7,793     7,793     25,694    27,131
                                      =======   =======    =======   =======

Weighted average number of shares
 outstanding:
  Outstanding at beginning of
   period                             133,441   133,441    128,863   128,863
  Exercise of stock options
   and warrants:
    Actual                                478       478        328       328
    Assumed                                 -     5,099          -     2,475
  Conversion of 6% convertible
   notes:
    Actual                                  -         -          5         5
    Assumed                                 -         -          -     7,635
  Purchase of common stock               (809)     (809)      (597)     (597)
                                      -------   -------    -------   -------
    Total                             133,110   138,209    128,599   138,709
                                      =======   =======    =======   =======

Per common share:

  Net earnings                       $    .06       .06        .20       .20
                                      =======   =======    =======   =======